EXHIBIT – 10.12

$	, 2007
PROMISSORY NOTE
AND
COLLATERAL STOCK PLEDGE AGREEMENT
          THIS PROMISSORY NOTE AND COLLATERAL STOCK PLEDGE AGREEMENT (this “Note”) is made as of the date set forth above by                                          , an adult resident of the State of Wisconsin (“Maker”).
          For value received, Maker hereby promises to pay to the order of Orion Energy Systems, Ltd., a Wisconsin corporation (“Holder”), at the main offices of Holder, or such other address as Holder shall designate to Maker in writing, the principal sum of                                                                                                                            Dollars and No/100 Cents ($___), payable on the earlier to occur of (1) ___, ___, (2) fourteen (14) days after Holder gives notice that it has determined, based on the advice of its counsel, investment banker or financial advisor, that this Note has or would reasonably be expected to have an adverse impact on the ability of the Holder to enter into a material financing or other transaction or commence a public offering of the Holder’s securities, (3) fourteen (14) days after Holder gives notice that it expects certain securities of Holder to be public securities under the rules of the Federal Securities and Exchange commission within sixty (60) days, or (4) within sixty (60) days of the death of Maker or termination or cessation of Maker’s employment or services to the Holder, unless waived by Holder’s Board of Directors. The outstanding balance of this Note shall bear interest at a rate equal to                per annum. Maker shall be obligated to make payments of interest only on an annual basis, payable in immediately available funds or by tender of Shares (as defined below) on each anniversary of the date of this Note until the principal balance hereunder becomes due and payable. All payments of interest and/or principal shall be made in immediately available funds or by the transfer to Holder of some or all of the Shares (as defined below) held by Maker for their fair market value at the time of the transfer, without offset, counterclaim, or deduction of any amount (including without limitation, taxes) and shall be made not less than in the amounts otherwise specified to be paid under this Note. This Note may be prepaid in whole or in part, by payment of immediately available funds or by tender of Shares (as defined below) at any time and without penalty. In the event Maker elects to pay any principal or interest owed hereunder by tender of Shares (as defined below), the Shares shall be valued at the fair market value of such Shares at the time of tender, as determined by the agreement of Holder and Maker and if not so agreed, then by the recognized professional appraisal service last performing an appraisal of Holder’s common stock.
          This Note is made in connection with the exercise by Maker of Maker’s non-qualified option to purchase the aggregate of                                 shares of Common Stock of Holder relating to the following Stock Option Agreements: (i)                     shares of Common Stock of Holder at an exercise price of $                    per share pursuant to that certain Stock Option Agreement between Maker and Holder dated as of                     ,                      , and (ii)                     shares of Common Stock of Holder at an exercise price of $  per share pursuant to that certain Stock

Option Agreement between Maker and Holder dated as of                      ,                    (collectively, the “Shares”). For purposes of clarification, the respective numbers of shares and exercise prices stated in (i) and (ii) in the immediately preceding sentence take into account the April 1, 2006 stock split (the originally stated shares and exercise prices were                      and $                     , and                      and $                     , respectively).
          To secure the payment and performance by Maker of Maker’s duties and obligations hereunder, Maker grants to Holder a security interest in and to the Shares and any property received by Maker in exchange for or as a dividend or distribution on or with respect to the Shares, and all proceeds of the Shares and such property (all of the foregoing being hereinafter referred to as the “Collateral”). All such indebtedness, obligations and liabilities are referred to herein as the “Obligations.” In order to perfect the security interest in the Collateral, Holder shall retain custody of the stock certificates representing the Shares. During the period commencing upon the date hereof and continuing until all amounts payable hereunder are paid in full, Maker shall keep the Collateral free from all liens, encumbrances and security interests (other than those created hereunder or approved in writing by Holder); pay and discharge when due all taxes, levies and other charges upon it, and defend it against all claims and legal proceedings by persons other than Holder; and pay all expenses and, upon request, take any action or execute any documents reasonably deemed necessary by Holder, to preserve the Collateral or to establish, determine priority of, perfect, continue perfection, terminate and/or enforce Holder’s interest therein or rights hereunder.
          Upon and during the continuance of any Event of Default (as defined below), Holder shall have all of the rights and remedies of a secured party under the Wisconsin Uniform Commercial Code (the “Wisconsin UCC”). The exercise by Holder of such rights and remedies shall not be construed as a limitation of the obligations of Maker to Holder, or the rights of Holder, hereunder or otherwise. Whenever Holder is required by the Wisconsin UCC to give notice to Maker in the exercise of its rights and/or remedies with respect to the Collateral, the Holder must give at least fifteen (15) days advance written notice to Maker.
          In addition to Holder’s other rights, upon the occurrence of an Event of Default, Maker irrevocably appoints Holder as proxy, with full power of substitution and revocation, to exercise Maker’s rights to attend meetings, vote, consent to and/or take any action respecting the Collateral as fully as Maker might do. This proxy shall remain effective so long as such Event of Default shall continue and the Obligations are unpaid or unperformed.
          The entire principal balance together with all accrued but unpaid interest and any other amounts due hereunder, shall, at the option of Holder and upon written notice to Maker, become immediately due and payable in the event that any of the following shall occur (each an “Event of Default”):
(a)	any payment of interest hereunder is not made on or before ten (10) days after Holder provides written notice to Maker that such payment is past due;

(b)	any default shall occur in Maker’s obligations hereunder, and the same shall not be timely cured to Holder’s satisfaction; or

(c)	the filing of bankruptcy, insolvency, receivership, or similar proceedings for the relief of debtors or creditors, whether voluntary or involuntary, of Maker.
          Maker agrees to reimburse Holder for all reasonable costs and expenses, including reasonable attorney’s fees and expenses, incurred in connection with the enforcement of its rights against Maker hereunder and under the Stock Option Agreement and the Shareholders Agreement. Without limiting the generality of the foregoing, Maker shall indemnify, defend and hold harmless Holder for any losses, damages liabilities or claims that Holder is liable for any liabilities or obligations to any taxing authority resulting from the exercise of the option pursuant to the Stock Option Agreements.
          Except as specifically provided in this Note, Maker hereby waives presentment for payment, demand, protest and notice of dishonor.
          No delay on the part of Holder in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Holder of any right or remedy shall preclude any other or further exercise of any other right or remedy.
          No provision of this Note may be amended, waived or otherwise modified except by written agreement of Maker and Holder.
          Maker shall not at any time sell, assign or transfer, all or part of Maker’s interest or obligations in or under this Note, except in accordance with the prepayment provisions contained herein. Notwithstanding the foregoing, the terms and provisions of this Note shall be binding upon and inure to the benefit of Maker and Holder and their respective successors and permitted assigns.
          Without affecting the liability of Maker or any endorser, surety or guarantor, Holder may, without notice, grant renewals or extensions, accept partial payments, release or impair any collateral security for the payment of this Note or agree not to sue any party liable on it.
          Maker shall be personally liable for the entire indebtedness evidenced by this Note (including all principal, interest and other charges) to the extent the transfer of any Shares by Maker to Holder at their fair market value does not satisfy such indebtedness. Maker represents and warrants that Maker has the financial ability to satisfy all such liabilities under this Note even if payment of principal and accrued interest is accelerated by Holder under the terms of this note.
          This Note has been executed in, and shall be governed by the internal laws of, the State of Wisconsin. Whenever possible, each provision of this Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Note.

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